UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: November 28, 2003

Date of Earliest Event Reported: November 25, 2003

DOLLAR TREE STORES, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER: 0-25464

VIRGINIA	54-1387365
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

500 Volvo Parkway
Chesapeake, VA 23320
(Address of principal executive offices)

        Registrant’s telephone number, including area code: (757) 321-5000

Item 9. Regulation FD Disclosure.

The following summarizes information discussed in Dollar Tree Stores, Inc.’s publicly available telephone conference call on November 25, 2003 regarding its fiscal third quarter 2003 earnings results.

The information contained in this item is being furnished to the Securities and Exchange Commission. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Net sales

Net sales for the third quarter of 2003 were $665 million, representing a 19.4% increase over third quarter 2002. Our comparable store net sales increased 1.7% quarter over quarter. While this year’s third fiscal quarter contains one less day than the reported prior year quarter, our comparable store net sales are based on the same number of days, 91 days. The pace of business was consistent through all three months of the third quarter of 2003 and our core 10,000-15,000 square foot stores continue to be our better performers. As of November 1, 2003, 792 of our stores, totaling 51% of our square footage, were over 10,000 square feet.

Gross margin

Gross margin for the fiscal third quarter was 36.6% compared to 36.8% for the fiscal quarter ended October 31, 2002. This decline is primarily attributable to the following:

o	increased freight rates and occupancy costs, as a percentage of sales,
o

approximately $1.0 million of additional non-cash expense in this quarter’s cost of sales associated with the adoption of FIN 46-Consolidation of Variable Interest Entities, which consolidated four of our distribution centers, previously accounted for as operating leases, onto our financial statements, and

o	the inclusion of Greenbacks' lower margin net sales in our results

These factors were partially offset by improved merchandise margin as a result of better buying and timing. Shrink and markdown results were also better than expected. The effect of these improvements, part of which could be attributed to first and second quarter 2003 results, was approximately 55 basis points.

Selling, general and administrative expenses

Selling, general and administrative expenses for the third quarter were 27.5% of net sales compared to 27.6% of net sales for the same period last year. This decline was primarily attributed to improved labor productivity, benefits from our new supply chain systems and improved store operating costs. The decrease was partially offset by increased depreciation expense associated with our investments in new and expanded stores, distribution center infrastructure, and technological assets.

Outlook

Our November 2003 net sales are tracking on plan. We expect fourth quarter sales to be approximately $880-$905 million, with the midpoint of the range representing slightly positive comparable store net sales of 0.5% to 1.25%. This year’s fourth quarter contains 91 days compared with last year’s fourth quarter which had 93 days.

We expect our operating margin in the fourth quarter of 2003 to be approximately 50-100 basis points better than last year’s fourth quarter of 14%. We believe that the expected improvement will be primarily attributed to the following:

o	decreased incremental costs associated with the adoption of FIN 46,
o	significant deleverage of fixed costs in the fourth quarter of 2002 when comparable store net sales were down almost 2.0%, and
o	expected modest improvement in selling, general, and administrative expenses, as a percentage of net sales, which will result from continued productivity improvements and focus on cost containment.

We continue to expect slight increases in depreciation, as a percentage of net sales, during the fourth quarter of 2003 and fiscal year 2004 due to the continued installation of point-of-sale systems in our stores. We believe these non-cash expenses will plateau, as a percentage of net sales, by 2006.

In fiscal year 2004, we expect net sales and earnings growth in the 15%-20% range. We also expect net sales of approximately $3.2-$3.3 billion and modest improvement, in the range of 10-20 basis points, in operating margin. First quarter 2004 net sales are expected to be in the range of $700-$720 million.

Although we expect freight rates to increase in 2004 over 2003, we believe the increase will be offset by improvements in other areas of gross margin and, therefore, we do not expect a significant impact on our overall gross margin.

In fiscal 2004, we plan to launch a check verification system that we expect will enable us to reduce our check loss expense. In addition, with the recent installation of a financial switch to host our debit and credit transactions, we expect we will be able to reduce our associated interchange and banking transaction fees. We expect overall cost savings from these two projects to be approximately $1.3 million. We also expect that there will be some labor cost benefit as a result of the transaction times getting shorter.

Our fiscal 2004 marketing goals include continuing to use broadcast and print media to support grand openings, build brand awareness especially in new markets, increase customer traffic and showcase unique products and highlight seasonal offerings. We will focus on monitoring our return on marketing expenses with the goal of reducing selling, general and administrative expenses while spending on marketing.

Our square footage growth is expected to be approximately 20% in 2004. This growth plan includes more than 200 net new stores and more than 100 relocated and expanded stores. We plan capital expenditures to be $230-$250 million, similar to 2003, in fiscal 2004 and our focus will be on our new and expanded stores, distribution center infrastructure, and continued technology investments. We have approximately 1,645 point-of-sale stores and expect to convert virtually all remaining stores that will benefit from this technology by the end of 2004.

We will begin receiving merchandise in our new Ridgefield, Washington distribution center in December 2003 and shipping merchandise from this distribution center to our stores in the first fiscal quarter of 2004. Our Joliet, Illinois distribution center is expected, as planned, to open in mid-year 2004. In fiscal 2005, we expect to begin an expansion project at our Briar Creek, Pennsylvania distribution center.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:

This Current Report on Form 8-K contains “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

o	future net sales, including comparable store net sales, and future earnings;
o	gross and operating margins, including selling, general and administrative expenses;
o	store and distribution center openings and growth plans, including square footage growth;
o	freight costs;
o	depreciation and non-cash expenses;
o	capital expenditures;
o	distribution center expansions;
o	point-of-sale conversions;
o	the level of savings from technology system installations, including interchange and banking transaction fees and check loss expenses; and
o	the amount of future marketing levels.

These forward-looking statements are subject to numerous risks and uncertainties that may affect us including:

o	the outbreak of war and other national and international events, such as terrorism;
o	adverse economic conditions, such as declining consumer confidence or spending, or bad weather;
o	difficulties in meeting our sales and other expansion goals and anticipated comparable store net sales results, which may result in loss of leverage of selling, general and administrative expenses;
o	increases in the cost of or disruption of the flow of our imported goods;
o	delays and other difficulties in opening or expanding our distribution centers;
o	delays, unexpected costs and other difficulties integrating with Greenbacks;
o	difficulties in converting our stores to point-of-sale;
o	difficulties in managing our aggressive growth plans, including opening stores on a timely basis;
o	and possible increases in merchandise costs, shipping rates, freight costs, or other operating costs such as wage levels and marketing expenses;
o	capacity and performance of our distribution network and our ability to expand its capacity in time to support our net sales growth; and
o

potential delays in the rollout of our check verification system and the potential failure to realize the expected savings resulting from the check verification system and the new financial switch for debit and credit transactions.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” sections in our Annual Report on Form 10-K filed March 28, 2003 and our Quarterly Report on Form 10-Q filed September 12, 2003. Also, carefully review “Risk Factors” in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this filing to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.

Item 12. Results of Operations and Financial Condition.

The information (including disclaimer) presented under Item 9 is incorporated by reference into this Item 12.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: November 28, 2003

         DOLLAR TREE STORES, INC.

By: /s/ Frederick C. Coble —————————————— Frederick C. Coble Chief Financial Officer